                                                                       ROPAK
                                                                    Corporation
March 27, 1995

To the Stockholders of Ropak Corporation:

     On March 21, 1995, LINPAC Mouldings Ltd. of Birmingham, England commenced a tender offer to purchase any and all of the common stock in Ropak Corporation for a cash price of $11.00 per share. Tender offer materials are being sent directly to our stockholders.

     Ropak's Form 10-K Annual Report for its fiscal year ended December 31, 1994 and Ropak's proxy materials for its 1995 Annual Meeting of Stockholders are enclosed with this letter. We suggest all stockholders review that information as well as LINPAC's tender offer materials in determining whether or not to accept LINPAC's offer.

     At a meeting held on March 21, 1995, Ropak's Board of Directors (the "Board") met to consider LINPAC's tender offer. The Board is heavily weighted with parties having relationships with LINPAC and, therefore, did not take a position either favorable or unfavorable.

     Messrs. William H. Roper, Robert E. Roper and C. Richard Roper (the "Roper Brothers") have each sold all of their equity interests in Ropak to LINPAC on February 27, 1995 at $10.50 per share of common stock and concurrently entered into employment agreements with Ropak that are guaranteed by LINPAC. For further information as to these transactions, we refer you to the proxy materials enclosed.

     The Board and the Roper Brothers believe that you, a Ropak stockholder, must be given the opportunity to come to your own independent decision as to whether acceptance of LINPAC's offer is in your best interests and to then act accordingly. The Roper Brothers believe the LINPAC tender offer at $11.00 per share is fair and recommend that stockholders favorably consider its acceptance.

     It is significant that several stockholders of Ropak have accepted prices in privately-negotiated transactions ranging from $10.50 per share to $11.00 per share for sales of their equity interests in Ropak common stock including institutional investors (such as Fidelity Management & Research Co., Harvest Management Group, Bear Stearns Securities Corp. and Chesapeake Partners), the Roper Brothers and a former director of Ropak who served as Chairman of the Special Committee which found LINPAC's previous proposal to be inadequate. Equally as significant is the indicated willingness by other officers, directors and senior management to accept the LINPAC tender offer of $11.00 per share.

     LINPAC currently owns 51.6% of the total outstanding common stock, plus preferred shares of a Canadian subsidiary exchangeable for additional shares that offer LINPAC the option of increasing its total beneficial ownership to 57.2% before any additional shares are purchased through its tender offer.

     It is LINPAC's present intent to cause Ropak to make an application for termination of the registration of Ropak's common stock on the Nasdaq National Market and under the Securities Exchange Act of 1934 after the purchase of tendered shares if the requirements for termination of such registrations are satisfied.


                                   EXHIBIT 10.2                      Page 1

     LINPAC has stated it does not intend to sell its equity interest in Ropak and would not currently approve any proposed business combination involving Ropak and another third party. It is not likely that another suitor would enter the bidding in light of LINPAC's controlling position.

     I again re-emphasize the Board of Directors as a whole makes no recommendation to any stockholder whether to tender or refrain from tendering their shares. Stockholders must make their own decision and should consult their individual financial advisers.

     I do not hesitate, however, to personally recommend your acceptance of this offer. The $10.50 per share price was the result of strenuous negotiations in all of our best interests. LINPAC has now improved this by offering $11.00 per share timed so every stockholder has direct access to the most current financial information available.

     We thank all stockholders for their past support and confidence and will continue to exert our best efforts for the Company.

                                          Very truly yours,

                                          /s/ WILLIAM H. ROPER

                                          William H. Roper,
                                            Chairman and Chief Executive Officer


                                EXHIBIT 10.2                              Page 2